EXHIBIT 21
OFFSHORE LOGISTICS, INC.
Subsidiaries of the Registrant as of March 31, 20051

		Percentage
	Place of	of Voting
Company	Incorporation	Stock Owned
Aeroleo Taxi Aereo S/A	Brazil	20%
Air Logistics of Alaska, Inc.	Alaska	100%
Air Logistics, L.L.C.	Louisiana	100%
Aircopter Maintenance International, Inc.	Panama	49%
Airlog International, Inc.	Panama	100%
Airlog International, Ltd.	Delaware	100%
Aviashelf	Russia	48.5%*
Brilog Leasing Limited	Cayman Islands	100%
Bristow Aviation Holdings Limited	England	49%
Bristow Caribbean Ltd.	Trinidad/Tobago	40%*
Bristow Helicopter Group Limited	England	49%
Bristow Helicopters Australia Pty. Ltd.	Australia	49%
Bristow Helicopters, Inc.	Connecticut	100%
Bristow Helicopters International Limited	England	49%
Bristow Helicopters Leasing Limited	England	51%*
Bristow Helicopters Limited	England	49%
Bristow Helicopters Nigeria Limited	Nigeria	40%*
Bristow International Limited	England	100%
British Island Airways (Guernsey) Ltd.	Guernsey	49%
Bristow Technical Services, Ltd	England	49%
Caledonian Helicopters Ltd	England	49%
FB Heliservices Limited	England	50%*
FB Leasing Limited	England	50%*
FBS Limited	England	50%*
Grasso Corporation	Delaware	100%
Grasso Production Management	Texas	100%
Guaranty Financial International, N.A.	Netherlands Antilles	49%
Helicopter Leasing Associates, L.L.C.	Louisiana	50%
Heliservicio Campeche S.A. de C.V.	Mexico	49%
Hemisco Helicopters International, Inc.	Panama	49%
Medic Systems, Inc.	Delaware	100%
Norsk Helikopter AS	Norway	49%*
Offshore Logistics International, Inc.	Panama	100%
Pan African Airlines Nigeria Ltd.	Nigeria	40%
Petroleum Air Services	Egypt	25%
Turbo Engines, Inc. (formerly Pueblo Airmotive, Inc.)	Arizona	100%
Rotorwing Leasing Resources, LLC	Louisiana	49%
Sakhalin Bristow Air Services Limited	England	51%*
United Helicopter Limited	England	49%

*	percentage owned by Bristow Helicopters Limited

[1]	Also includes certain consolidated and unconsolidated affiliates of the registrant as of March 31, 2005.